Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333 —169101 and No. 333-147099) and Form S-8 (No. 333-138449) of Danaos Corporation  of our report dated April 8, 2011  relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/PricewaterhouseCoopers S.A.

Athens, Greece
April 8, 2011